                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          PULITZER PUBLISHING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          PULITZER PUBLISHING COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          PULITZER PUBLISHING COMPANY
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000

                                                                  March 26, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Thursday, April 24, 1997, at the Missouri Botanical Garden, Shoenberg Auditorium, 4344 Shaw Boulevard, St. Louis, Missouri 63110.

     Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote for the election of the three persons nominated as Class B directors of the Company to three-year terms expiring in 2000, for the proposal to approve the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan and for the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year.

     At the meeting, the Board of Directors will report on the Company's affairs, and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                          Very truly yours,

                                          Michael E. Pulitzer
                                          MICHAEL E. PULITZER
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                          PULITZER PUBLISHING COMPANY

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ------------------

                                                             St. Louis, Missouri
                                                                  March 26, 1997

     The Annual Meeting of Stockholders of Pulitzer Publishing Company will be held at the Missouri Botanical Garden, Shoenberg Auditorium, 4344 Shaw Boulevard, St. Louis, Missouri 63110 on Thursday, April 24, 1997, at 10:00 A.M., Central Daylight Time, for the following purposes:

          1. To elect three Class B directors to three-year terms expiring in 2000.

          2. To consider and vote upon a proposal to approve the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan.

          3. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 7, 1997, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be available for inspection ten days prior to the Annual Meeting at the Company's executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

     Stockholders are requested to complete, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.

                                          JAMES V. MALONEY
                                          Secretary

                          PULITZER PUBLISHING COMPANY
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the Common Stock, $.01 par value per share ("Common Stock"), and Class B Common Stock, $.01 par value per share ("Class B Common Stock"), of Pulitzer Publishing Company (the "Company) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 24, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

     Proxies for use at the meeting were first mailed to stockholders on or about March 26, 1997, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies will be voted for the election of the three persons nominated as Class B directors of the Company, for the proposal to approve the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year.

     The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors and a vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the proposal to approve the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of such other matters as may properly come before the meeting or any adjournment thereof. A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold the authority to vote for any one or more nominees. Abstentions from the vote regarding the proposal to approve the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan, the ratification of the appointment of Deloitte & Touche LLP or the approval of such other matters as may properly come before the meeting or any adjournment thereof are treated as votes against the proposal. Broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and, therefore, as shares not entitled to vote on the matter as to which there is a broker non-vote.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 7, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company had outstanding on March 7, 1997, 6,548,546 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 15,513,992 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. 15,469,711 of the shares of Class B Common Stock are held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the three persons nominated as Class B directors, for the proposal to approve the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year. See "Principal Stockholders -- Voting Trust."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock as of March 7, 1997, (i) by each director of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock, (iii) by the executive officers named in the Summary Compensation Table and (iv) by all directors and officers as a group.

                                                                     CLASS B
                                            COMMON STOCK           COMMON STOCK       PERCENT OF AGGREGATE
                                         -------------------   --------------------       VOTING POWER
                                          NUMBER                 NUMBER               OF COMMON STOCK AND
        DIRECTORS, OFFICERS AND             OF                     OF                    CLASS B COMMON
            5% STOCKHOLDERS               SHARES     PERCENT     SHARES     PERCENT          STOCK
        -----------------------          ---------   -------   ----------   -------   --------------------
Trustees of Pulitzer Voting Trust(1)...        --       --%    15,469,711     99.7%           95.7%
Emily Rauh Pulitzer(2)(3)..............        --       --      6,795,036     43.8            42.0
Michael E. Pulitzer(2)(4)..............        --       --      3,817,226     24.6            23.6
David E. Moore(2)(5)...................       182        *      4,078,686     26.3            25.2
James M. Snowden, Jr.(6)...............     8,666        *             --       --              **
Peter J. Repetti(6)....................     8,666        *             --       --              **
Alice B. Hayes(7)......................     5,000        *             --       --              **
Ronald H. Ridgway(2)(8)................   153,238      2.3             --       --              **
Ken J. Elkins(2)(9)....................   158,046      2.4             --       --              **
Nicholas G. Penniman IV(2)(10).........   117,720      1.8             --       --              **
C. Wayne Godsey(11)....................    29,805        *             --       --              **
Gabelli Funds, Inc.(12)................   715,828     10.9             --       --              **
  One Corporate Center
  Rye, New York 10580-1434
Nicholas Company, Inc.(13).............   415,466      6.3
  701 North Water Street
  Milwaukee, Wisconsin 53202
SoGen International Funds(14)..........   685,667     10.5
  1221 Avenue of the Americas
  New York, New York 10020
All directors and officers as a group
  (15 persons)(2)(15)..................   538,305      8.2%    14,690,948     94.7%           91.2%

---------------
  *  Represents less than 1% of the outstanding Common Stock.

 ** Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.

 (1) The Trustees of the Pulitzer Voting Trust are Michael E. Pulitzer, David E. Moore, Emily Rauh Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald
     H. Ridgway and Cole C. Campbell. The Pulitzer Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

 (2) Excludes shares which may be deemed to be beneficially owned solely as a trustee of the Pulitzer Voting Trust.

 (3) Includes 6,789,747 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.

 (4) Includes 2,233 shares beneficially owned by the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.

 (5) Includes 366 shares of Class B Common Stock and 182 shares of Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.

 (6) Includes 5,000 shares which may be acquired upon the exercise of options granted under the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

 (7) Consists of 5,000 shares which may be acquired upon the exercise of options granted under the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

 (8) Includes 131,664 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

 (9) Includes 140,554 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

(10) Includes 93,887 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

(11) Includes 28,889 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

(12) This figure is based on information set forth in Amendment No. 6 to
     Schedule 13D dated February 18, 1997, filed by Gabelli Funds, Inc., and its investment adviser, GAMCO, with the Securities and Exchange Commission. The
     Schedule 13D, as amended, states that (i) Gabelli Funds, Inc. has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 100,666 of such shares, and (ii) GAMCO has the sole power to vote, or direct the vote of, 564,498 of such shares, and the sole power to dispose or direct the disposition of, 613,829 of such shares, and (iii) Gabelli Asset Management Company International Advisory Services Ltd. has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 1,333 of such shares.

(13) This figure is based on information set forth in Amendment No. 1 to
     Schedule 13G dated February 12, 1997, filed by Nicholas Company, Inc. with the Securities and Exchange Commission. The Schedule 13G states that Nicholas Company, Inc. has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of such shares.

(14) This figure is based on information set forth in Amendment No. 1 to
     Schedule 13G dated February 14, 1997, filed by SoGen International Fund, Inc. and its investment adviser, Societe Generale Asset Management Corp., with the Securities and Exchange Commission. The Schedule 13G states that
     (i) SoGen International Fund, Inc. shares with its investment adviser the power to vote, or direct the vote of, and the power to dispose or direct the disposition of 340,000 of such shares, and (ii) Societe Generale Asset Management Corp. shares with its investment advisor clients the power to vote, or direct the vote of, and the power to dispose or direct the disposition of, 345,667 of such shares.

(15) Includes 465,495 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

VOTING TRUST

     Stockholders of the Company holding 15,469,711 shares of Class B Common Stock, representing 95.7% of the combined voting power of the Company's outstanding Common Stock and Class B Common Stock, have entered into an agreement providing for the creation of a voting trust (the "Voting Trust"). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates ("Voting Trust Certificates") evidencing their interest in the shares so deposited.

     The current trustees of the Voting Trust are Michael E. Pulitzer, David E. Moore, Emily Rauh Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and Cole C. Campbell (the "Trustees"). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust; however, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales which are exempt from the registration requirements of the Securities Act of 1933, as amended, sales which meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales which are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the outstanding Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on January 16, 2001.

                             ELECTION OF DIRECTORS

     The members of the Company's Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Three Class B Directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of Michael E. Pulitzer, Ronald H. Ridgway and William Bush, to serve until the 2000 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees, except William Bush, now serves as a Class B director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

                                   MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and directors.

                                                                           DATE OF                 TERM
                                                                          EMPLOYMENT   DIRECTOR   EXPIRES
          NAME, AGE AND CLASS              POSITIONS WITH THE COMPANY     BY COMPANY    SINCE       IN
          -------------------              --------------------------     ----------   --------   -------
NOMINEES FOR ELECTION AS
  CLASS B DIRECTORS
Michael E. Pulitzer; 67(1).............  Director; Chairman of the
                                           Board, President and Chief
                                           Executive Officer                 1960        1964      1997
Ronald H. Ridgway; 58..................  Director; Senior Vice President
                                           -- Finance                        1970        1979      1997
William Bush; 50.......................  --                                    --          --        --
DIRECTORS CONTINUING IN OFFICE
  CLASS C DIRECTORS
David E. Moore; 73(1)..................  Director                              --        1984      1998
Ken J. Elkins; 59......................  Director; Senior Vice President
                                           -- Broadcasting Operations        1976        1983      1998
Nicholas G. Penniman IV; 59............  Director; Senior Vice President
                                           -- Newspaper Operations           1975        1976      1998
  CLASS A DIRECTORS
Emily Rauh Pulitzer; 63(1).............  Director                              --        1993      1999
Alice B. Hayes; 59.....................  Director                              --        1993      1999
James M. Snowden, Jr.; 53..............  Director                              --        1986      1999
OTHER EXECUTIVE OFFICERS AND DIRECTOR
  EMERITUS
C. Wayne Godsey; 50....................  Executive Vice President and
                                           Director of Pulitzer
                                           Broadcasting Company              1988          --        --
John C. Kueneke; 50....................  Executive Vice President and
                                           Director of Pulitzer
                                           Broadcasting Company              1996          --        --
Peter J. Repetti; 79(2)................  Director                              --        1984      1997
Glenn A. Christopher; 75(3)............  Director Emeritus                   1940        1968      1997
James V. Maloney; 47...................  Secretary                           1969          --        --
R. Jeffrey Edwards; 42.................  Vice President                      1982          --        --

---------------
(1) Michael E. Pulitzer is a cousin of David E. Moore and a brother-in-law of Emily Rauh Pulitzer.

(2) Immediately following the Annual Meeting of Stockholders, it is contemplated that Mr. Repetti will be named as director emeritus.

(3) Mr. Christopher's term as a director emeritus will expire as of the date of the Annual Meeting of Stockholders.

     MICHAEL E. PULITZER was elected Chairman of the Board on June 11, 1993, and has served as President and Chief Executive Officer since April 1986. Mr. Pulitzer served as Vice Chairman of the Board from April 1984 through March 1986 and as President and Chief Operating Officer from April 1979 through

March 1984. Pursuant to the terms of Mr. Pulitzer's Employment Agreement, the Company has agreed to use its best efforts to cause Mr. Pulitzer to be a member of its Board of Directors.

     RONALD H. RIDGWAY, prior to his present position with the Company, served as Vice President -- Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986, and as Secretary and Assistant Treasurer from January 1978 through March 1979.

     WILLIAM BUSH has been a partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) since 1977. He is the partner in charge of the New York office and a member of the Executive Committee of the firm. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate.

     DAVID E. MOORE is Editor Emeritus of International Business, which he founded in 1988 and sold to the Labyrinth Group PLC in June 1995. Mr. Moore is also Chairman of International Business Network, Inc., an electronics gateway service. From 1969 through July 1987, Mr. Moore was associated with the Westchester Business Journal and the Connecticut Business Journal where he served as Editor and Publisher. He was the owner of those newspapers from 1974 through January 1985. Pursuant to the terms of Mr. Moore's consulting agreement with the Company, the Company has agreed to use its best efforts to cause Mr. Moore to be a member of its Board of Directors.

     KEN J. ELKINS, prior to his election to his present position with the Company, served as Vice President -- Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of the Company's television stations. He is a director of Commerce Bank of St. Louis.

     NICHOLAS G. PENNIMAN IV, prior to his election to his present position with the Company, served as Vice President -- Newspaper Operations and General Manager of the St. Louis Post-Dispatch ("Post Dispatch") from April 1984 through March 1986 and as Assistant General Manager of the Post-Dispatch from January 1978 through March 1984. Mr. Penniman also serves as Publisher of the Post-Dispatch. He is also a trustee of the Pilot Funds.

     EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves certain St. Louis and national charitable, civic and arts organizations.

     ALICE B. HAYES has been President of the University of San Diego since July 1995. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and for over five years prior thereto held various academic positions at Loyola University of Chicago.

     JAMES M. SNOWDEN, JR. has been an Executive Vice President and a director of Huntleigh Securities Corporation since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained, and intends to retain in the future, Huntleigh Securities Corporation as financial advisors in connection with such financial matters as it deems appropriate.

     C. WAYNE GODSEY has served as Executive Vice President since September 1993, and as a Director since January 1995, of Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company. From December 1987 until September 1993, Mr. Godsey served as Vice President/General Manager of KOAT-TV, the Company's Albuquerque, New Mexico television station.

     JOHN C. KUENEKE has served as Executive Vice President since January 1996, and as a Director since February 1997, of Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company. From November 1991 through January 1996, Mr. Kueneke was employed by KSDK-TV in St. Louis, Missouri as its vice president and general manager.

     PETER J. REPETTI is a retired partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) in which he was a partner for over 35 years. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate. Mr. Repetti served as a director of the Company since 1984 and, it is contemplated, will be appointed a director emeritus on April 24, 1997. Mr. Repetti is also a director of Block Drug Company, Inc.

     GLENN A. CHRISTOPHER was elected Director Emeritus on May 13, 1993. Prior thereto, he served as Director and Vice-Chairman of the Board from April 1986, as President and Chief Executive Officer from April 1984 through March 1986, and as Vice President -- Newspaper Operations and General Manager of the Post-Dispatch from January 1978 through March 1984.

     JAMES V. MALONEY has served as Secretary of the Company since January 1984 and was appointed Director of Shareholder Relations in June 1987.

     R. JEFFREY EDWARDS has served as Vice President since May 1992. Mr. Edwards, prior to his election to his present position with the Company, served as Treasurer from April 1986 until May 1992 and as Director of Taxes from August 1982 through March 1986. From September 1979 through July 1982, he was employed as a certified public accountant with Ernst & Whinney (predecessor firm to Ernst & Young LLP).

     During 1996, the Board of Directors of the Company held nine meetings and acted one time by unanimous written consent. Each director attended more that seventy-five percent (75%) of the Board meetings and meetings of Board committees on which he or she served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 1996 fiscal year, its officers, directors and holders of more than 10% of the Company's Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements except that John C. Kueneke did not timely file an initial report of ownership required upon his election as an officer of Pulitzer Broadcasting Company. Mr. Kueneke has since filed the report.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Nominating Committee and Planning Committee.

     The Audit Committee consists of the two directors who are determined to be independent directors under the corporate responsibility requirements for companies listed on the New York Stock Exchange. The Audit Committee, which met two times during 1996, is responsible to the Board of Directors for overseeing and reviewing audit results and monitoring the effectiveness of internal audit functions. James M. Snowden, Jr. and Alice B. Hayes currently serve as members of this Committee.

Compensation Committee Interlocks and Insider Participation

     James M. Snowden, Jr., a member of the Compensation Committee, is an Executive Vice President and a director of Huntleigh Securities Corporation. Since November 6, 1995, Huntleigh Securities Corporation has had a retainer relationship with the Company with respect to general financial advisory services. The Company intends to retain Huntleigh Securities Corporation in the future as financial advisors in connection with such financial matters as it deems appropriate.

     David E. Moore, a member of the Compensation Committee, is party to a consulting agreement with the Company pursuant to which the Company paid Mr. Moore $121,200 in 1996 and to which the Company will pay Mr. Moore $131,200 in 1997. The consulting agreement provides for automatic renewals.

     William Bush, an advisory member of the Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate.

     The Compensation Committee consists of Michael E. Pulitzer, who is Chairman and an employee of the Company, and two directors who are not officers of the Company. The Board of Directors may at its discretion appoint a fourth person, who, if he is not a director, shall be an advisory member of the Compensation Committee. The Compensation Committee, which met four times during 1996, renders advice with respect to compensation matters and administers, among other things, the Annual Incentive Compensation Plan, the Pulitzer Publishing Company 1994 Stock Option Plan, the Pulitzer Publishing Company 1994 Key Employees' Restricted Stock Purchase Plan and the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan. In addition to Michael E. Pulitzer, David E. Moore and James M. Snowden, Jr. currently serve as members of this Committee. William Bush serves as an advisory member of this Committee, and it is expected that he will be named as a member of this Committee after the Annual Meeting of Stockholders.

     The Executive Committee consists of the four directors who hold the positions of President, Senior Vice President -- Finance, Senior Vice President -- Newspaper Operations, Senior Vice President -- Broadcasting Operations and one or more directors who are not officers of the Company. The Executive Committee, which met three times during 1996, exercises the power and authority of the Board of Directors during the period between Board meetings, subject to certain limitations. Michael E. Pulitzer, Ronald H. Ridgway, Nicholas G. Penniman IV, Ken J. Elkins and David E. Moore currently serve as members of this Committee.

     The Finance Committee consists of the three directors who hold the positions of President, Senior Vice President -- Finance and Senior Vice President -- Newspaper Operations and, in the discretion of the Board of Directors, a fourth person, designated by resolution adopted by a majority of the whole Board of Directors, who, if he is not a director, shall be an advisory member. The Finance Committee, which met seven times and acted four times by unanimous written consent during 1996, may exercise, in general, the authority of the Board with respect to approval or disapproval of contracts obligating the Company for more than $25,000 but not more than $350,000 ($700,000 with respect to the Post-Dispatch). Michael E. Pulitzer, Ronald H. Ridgway and Nicholas G. Penniman IV currently serve as members of this Committee.

     The Nominating Committee consists of two or more directors who are designated by resolution adopted by a majority of the whole Board. The Nominating Committee, which met two times in 1996, recommends qualified candidates to the Board of Directors and/or the stockholders for election as directors of the Company. David E. Moore, Peter J. Repetti and James M. Snowden, Jr. currently serve as members of this Committee. It is expected that Michael E. Pulitzer will replace Mr. Repetti as a member of this Committee after the Annual Meeting of Stockholders.

     The Planning Committee consists of the four directors who hold the positions of President, Senior Vice President -- Finance, Senior Vice President -- Newspaper Operations and Senior Vice President -- Broadcasting Operations and, in the discretion of the Board of Directors, up to six additional persons, designated by resolution adopted by a majority of the whole Board of Directors, each of whom, if he or she is not a director, shall be an advisory member. The Planning Committee, which met three times during 1996, may consider and develop short and long-term plans and strategies for the Company for presentation to the Board of Directors for consideration and appropriate action. Michael E. Pulitzer, Ronald H. Ridgway, Nicholas G. Penniman IV, Ken J. Elkins, David E. Moore, Alice B. Hayes, Emily Rauh Pulitzer, Peter J. Repetti and James M. Snowden, Jr. currently serve as members of this Committee. It is expected that William Bush will replace Mr. Repetti as a member of this Committee after the Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

     Compensation for non-employee directors is set at $5,000 per year. In addition, each non-employee director receives $750 for each meeting of the Board of Directors or any of its committees he or she attends in person or by telephone, a $1,000 travel allowance if he or she attends in person, and a per diem payment of $150 for each day he or she stays overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its Committees.

     Pursuant to the Pulitzer Publishing Company 1994 Stock Option Plan, options to purchase 1,667 shares of Common Stock, subject to adjustments for future capital changes, if any, are automatically granted to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the date following each Annual Meeting of Stockholders. The exercise price per share is equal to the fair market value per share of Common Stock on the date of grant. Unless sooner terminated pursuant to the terms of the Pulitzer Publishing Company 1994 Stock Option Plan, each option expires ten years from the date of grant. At present, the non-employee directors eligible to participate in the Pulitzer Publishing Company 1994 Stock Option Plan are Dr. Hayes and Messrs. Repetti and Snowden. Upon his election as a director, Mr. Bush will become a non-employee director.

     David E. Moore, a director and member of the Compensation Committee, is party to a consulting agreement with the Company, dated October 21, 1986, pursuant to which Mr. Moore provides, at the request of the President, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under the agreement, Mr. Moore was paid $121,200 in 1996, and Mr. Moore will be paid $131,200 in 1997. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

     Peter J. Repetti, a director who will be appointed a director emeritus on April 24, 1997, is party to an oral consulting agreement with the Company pursuant to which he functions as a senior advisor with respect to business and legal matters. The Company pays Mr. Repetti a quarterly fee of $12,500 for his services under the agreement pursuant to which he received $50,000 in 1996. The consulting agreement is terminable at any time by either party.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The philosophy of the Company's executive compensation policy is to have programs which enable the Company to attract and retain key executives, promote improved corporate performance and are directly linked to increasing stockholder values. The following guidelines were established in carrying out the Company's policy:

     a) Base salaries should be maintained at levels consistent with competitive market pay practices.

     b) Executives should have a meaningful portion of their compensation at risk.

     c) A portion of executive compensation should be tied to the performance of the Company.

     d) Executive compensation should provide long-term incentives which align the executive's interests with those of the stockholders.

     e) Executive compensation should be subject to objective review by the Compensation Committee.

     In 1996, the Compensation Committee was comprised of four members, three of whom were directors and one of whom was an advisory member who is a partner in the law firm that serves as the Company's general counsel. Michael E. Pulitzer is the only member who is an employee of the Company. Although a member of the Compensation Committee, Mr. Pulitzer does not participate in decisions relating to his own compensation. The Committee, from time-to-time, utilizes the services of independent compensation consultants.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program is comprised of the following three key components:

     Base Salary -- Base salaries for the executives named in the compensation tables (the "Named Executives") are reviewed annually by the Compensation Committee, which takes into account competitive pay levels by making comparisons with other media companies. The Company participates in an annual media compensation survey conducted by an independent compensation consultant in order to have access to competitive pay levels at other media companies. This survey included 73 media companies which voluntarily participate, including all of the companies in the S&P Publishing-Newspaper Index but excluding two of the companies in the S&P Broadcast

Media Index. The Committee also considers (i) a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job and (ii) overall corporate performance, including operating cash flow, after tax cash flow, net income and earnings per share, without emphasizing any specific aspect. Collectively, the salaries of the Named Executives were above the median salaries but below the 75th percentile for similar executives as reported in the survey. The Committee believes that the base salary levels are reasonable and necessary to retain these key employees.

     Annual Incentive Compensation Plan -- Under the Annual Incentive Compensation Plan, an amount, not to exceed 75% of an employee's annual base salary, may be awarded by the Compensation Committee based on certain criteria. Participants may earn from 0 to 140% of target bonuses. The Compensation Committee, based on recommendations made to it by an independent compensation consultant, has determined that, generally, annual incentive awards should range from 10% of base salary for junior executives to 50% of base salary for the chief executive officer. The criterion for bonuses is a quantitative measure based on the actual level of operating cash flow (operating income before depreciation and amortization) compared to an operating cash flow goal established by the Committee at the beginning of the year. The Committee believes that the Company's operating cash flow performance will be reflected in stockholder values over the long term. Operating cash flow goals established for the St. Louis Post-Dispatch (the "Post-Dispatch"), publishing and broadcasting segments and consolidated were used as performance measurements depending upon the area(s) of responsibility of the Named Executives. Actual operating cash flows for 1996 as a percentage of the goals established for the four performance measurements ranged from 100% to 128%. For 1996, the Named Executives as a group were paid 136% of their combined target bonus amount.

     Stock Compensation -- Stock compensation is comprised of stock options and restricted stock. These programs provide key executives with an opportunity to increase their ownership of Company stock, thereby aligning the executives' interests more closely with those of the stockholders. The Compensation Committee is responsible for administering the plans. Grant levels are based on subjective judgment, taking into account individual performance, competitive practices of other media companies and the number and value of options and restricted stock held by an individual, without emphasizing any factor. No particular emphasis is placed on corporate performance. Grants made under the stock option and restricted stock plans for 1996 to the Named Executives are reflected in the compensation table. Stock options were granted with an exercise price equal to the market value of the Common Stock on the date of grant, vest over three years and are exercisable over ten years. Michael E. Pulitzer was not eligible to receive any grants of options or shares under the stock option or restricted stock plans in 1996. The aggregate value of the stock options to Messrs. Elkins, Penniman, Ridgway and Godsey was between the median and 75th percentile of the value of long-term incentive grants for similar executives as reported in the survey. The long-term incentive portion of the survey was comprised of 30 companies, including all of the companies in the S&P Publishing (Newspapers) Index but excluding two of the companies in the S&P Broadcast Media Index.

     Changes made in 1993 to the Internal Revenue Code of 1986, as amended (the "Code"), imposed certain limitations on the deductibility of executive compensation paid by public companies for taxable years beginning in or after 1994. In general, under the new limitations, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity-based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the deduction limitation provisions of the Code. Nevertheless, the Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Indeed, to lessen the likelihood that a portion of Michael E. Pulitzer's or any other senior executive's compensation for any year will not be nondeductible, the Board of Directors adopted the Pulitzer Publishing Company Senior Executive Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which payment of senior executives' bonus compensation will be deferred to the extent necessary to avoid a loss of deduction by the Company. In 1996, a total of $451,331 of Mr. Pulitzer's compensation was deferred under the Deferred Compensation Plan. Compensation deferred under the Deferred Compensation

Plan is an unsecured obligation of the Company, bears interest at an annual rate equal to the one-year Treasury rate at the beginning of each year and, in general, will be paid or begin being paid following the date of the termination of a participating executive's employment with the Company. Nevertheless, there is no assurance that all of the compensation paid or payable to Mr. Pulitzer or certain other executives for any year will be deductible in full by the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Michael E. Pulitzer's base salary for 1996 was increased to $850,000 from $800,000 (effective January 1, 1996). Mr. Pulitzer was awarded a bonus under the Company's Annual Incentive Compensation Plan for 1996 of $595,000, of which $451,331 was deferred. His target bonus was set at 50% of base salary. The actual bonus paid represented 140% of the target. One hundred percent of the bonus was based on the achievement of consolidated operating cash flow measured against the goal established by the Compensation Committee for 1996. The aggregate compensation paid to Mr. Pulitzer in 1996 was deemed appropriate by the Committee (without the participation of Mr. Pulitzer) considering the overall performance of the Company, taking into account the Company's operating cash flow, after tax cash flow, net income and earnings per share, and the performance of Mr. Pulitzer, including his years of experience and stature in the publishing and broadcasting industries. The total compensation paid to Mr. Pulitzer in 1996 was approximately at the median of the total compensation, including long term incentives, of chief executive officers of similar media companies. As stated above, Mr. Pulitzer does not participate in the Company's long-term stock compensation plans.

                                          Compensation Committee
                                          of the Board of Directors:

                                          MICHAEL E. PULITZER, Chairman
                                          DAVID E. MOORE
                                          JAMES M. SNOWDEN, JR.
                                          WILLIAM BUSH, Advisory Member

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the compensation paid each of the last three fiscal years to the five most highly compensated executive officers of the Company for 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                            -----------------------------------
                                              ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                      -----------------------------------   -------------------------   -------
                               (B)       (C)        (D)          (E)            (F)            (G)        (H)           (I)
             (A)                                             OTHER ANNUAL    RESTRICTED      OPTIONS/    LTIP        ALL OTHER
     NAME AND PRINCIPAL                                      COMPENSATION   STOCK AWARDS     SARS(2)    PAYOUTS   COMPENSATION(3)
          POSITION             YEAR   SALARY($)   BONUS($)       ($)            ($)            (#)        ($)           ($)
     ------------------        ----   ---------   --------   ------------   ------------     --------   -------   ---------------
Michael E.                     1996   $850,000    $597,676        $0                 $0                   $0          $ 6,135
  Pulitzer...................  1995    800,000     441,072         0                  0            0       0            8,775
  Chairman of the Board,       1994    769,154     500,500         0                  0            0       0            9,307
  President and Chief
  Executive Officer
Ken J. Elkins................  1996    390,000     220,326         0                0         32,000       0           15,077
  Senior Vice President --     1995    364,000     204,589         0           51,081(1)      30,000       0           15,986
  Broadcasting Operations      1994    349,540     182,000         0                0         33,333       0           16,450
Nicholas G. Penniman IV......  1996    304,000     139,880         0                0         15,000       0            5,500
  Senior Vice President --     1995    292,000     130,624         0           51,081(1)      16,667       0            6,452
  Newspaper Operations         1994    279,737     143,360         0                0         25,000       0            7,350
Ronald H. Ridgway............  1996    281,000     158,505         0                0         20,000                    5,464
  Senior Vice President --     1995    255,000     137,658         0           51,081(1)      20,000       0            6,413
  Finance                      1994    244,615     127,400         0                0         25,000       0            7,350
C. Wayne Godsey..............  1996    217,000      91,843         0                0          4,000                    4,818
  Executive Vice President     1995    201,552      95,551         0                0         12,000       0            5,100
  Pulitzer Broadcasting        1994    193,727      90,578         0                0          6,667       0            5,297
  Company

---------------
 (1) The grant was for 2,083 shares representing a value of $51,081 based on the closing price of the Common Stock of $24.525 on the date of grant. At December 31, 1996, the value of each of the grants was $96,318. All of the stock vested upon grant, and dividends have been paid thereon. None of the named Executive Officers holds restricted stock which did not fully vest upon grant.

 (2) Stock options have been adjusted for 1995 and 1994 to reflect the impact of a Common Stock and Class B Common Stock split, effected in the form of a 25% stock dividend, declared by the Company's Board of Directors on January 4, 1995 and a Common Stock and Class B Common Stock split, effected in the form of a 33.3% stock dividend, declared by the Company's Board of Directors on September 12, 1996.

 (3) Includes (i) the Company's contributions to the Pulitzer Retirement Savings Plan, in the amount of $5,230, $5,230, $5,230, $5,230 and $4,818, respectively, in the cases of Messrs. Pulitzer, Elkins, Penniman, Ridgway and Godsey, (ii) income assessed which was related to split dollar insurance of $905, $347, $270, and $234, respectively, in the cases of Messrs. Pulitzer, Elkins, Penniman, and Ridgway and (iii) the Company's payment of an annual auto allowance to Ken J. Elkins of $9,500 in 1996 and 1995 and $9,100 in 1994.

     The following table provides information on option grants in fiscal 1996 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

              (A)                    (B)            (C)              (D)             (E)          (F)          (G)
                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                 % OF TOTAL                                       END OF OPTION TERM
                                                  OPTIONS                                              ASSUMING
                                                 GRANTED TO                                       ANNUAL STOCK PRICE
                                   OPTIONS      EMPLOYEES IN                                    APPRECIATION RATES OF:
                                   GRANTED         FISCAL       EXERCISE PRICE    EXPIRATION    ----------------------
             NAME                (SHARES)(1)      1996(2)        (PER SHARE)         DATE        5%($)        10%($)
             ----                -----------    ------------    --------------    ----------    --------    ----------
Michael E. Pulitzer............           0            0%          $  .00                --     $      0    $        0
Ken J. Elkins..................      32,000         17.8            46.25          12/18/06      930,880     2,358,720
Nicholas G. Penniman IV........      15,000          8.3            46.25          12/18/06      436,350     1,105,650
Ronald H. Ridgway..............      20,000         11.1            46.25          12/18/06      581,800     1,474,200
C. Wayne Godsey................       4,000          2.2            46.25          12/18/06      116,360       294,840

---------------
(1) Each option becomes exercisable in one-third increments over a three-year period on the anniversary date of the grants.

(2) Based on an aggregate of 179,809 stock options granted to all employees in fiscal 1996.

     The following table provides information on option/SAR exercises in fiscal 1996 by the named executive officers and the value of such officers' unexercised options/SARs at December 31, 1996:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1996 OPTION VALUES

                  EXERCISES DURING YEAR                                             FISCAL YEAR-END
----------------------------------------------------------    ------------------------------------------------------------
            (A)                     (B)            (C)                    (D)                             (E)
                                                                 NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                      OPTIONS/SARS                    IN-THE-MONEY
                                  SHARES                                (SHARES)                   OPTIONS/SARS($)(1)
                                ACQUIRED ON       VALUE       ----------------------------    ----------------------------
            NAME                 EXERCISE      REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    -----------    -----------    -------------    -----------    -------------
Michael E. Pulitzer.........           0        $      0              0              0        $        0       $      0
Ken J. Elkins...............           0               0        140,554         63,111         4,049,502        511,595
Nicholas G. Penniman IV.....           0               0         93,887         34,446         2,701,170        337,666
Ronald H. Ridgway...........       3,605         140,588        131,664         41,668         3,872,643        363,983
C. Wayne Godsey.............           0               0         28,889         15,113           784,306        161,755

---------------
(1) Computed based upon the difference between closing price of the Company's Common Stock on December 31, 1996, and the exercise price. Stock options and stock prices have been adjusted to reflect the impact of a Common Stock and a Class B Common Stock split, effected in the form of a 25% stock dividend, declared by the Company's Board of Directors on January 4, 1995 and a Common Stock and Class B Common Stock split, effected in the form of a 33.3% stock dividend, declared by the Company's Board of Directors on September 12, 1996.

     Pulitzer Publishing Company Pension Plan. Effective January 1, 1989, the Board of Directors of the Company established the Pulitzer Publishing Company Pension Plan (the "Pension Plan"). Generally, the Pension Plan provides retirement benefits to non-union employees of the Company and all employees of the Company's broadcasting subsidiaries. The Company's executive officers are covered under the Pension Plan.

     Pursuant to a plan merger in 1989, the Pension Plan received assets from and assumed liabilities of the Joseph Pulitzer Pension Plan (with respect to non-union employees of the Company) and a number of separate pension plans which previously covered employees of the Company's broadcasting subsidiaries. The Joseph Pulitzer Pension Plan continues to cover certain union and other present or retired employees, including Glenn A. Christopher, not covered by the Pension Plan.

     Generally, the Pension Plan provides a monthly retirement income benefit, commencing at normal retirement age (later of age 65 or five years of service), based upon previous accruals under the defined benefit plans merged into the Pension Plan, as well as future benefit accruals of (i) 1.5% of "monthly earnings" for each year of post-1988 service up to 25 years, (ii) 1% of "monthly earnings" for each year of post-1988 service beyond 25 years and (iii) .5% of "monthly earnings" in excess of "covered compensation" for each year of service up to a total of 35 years (subject to certain limitations). Generally, monthly earnings means the monthly average of an employee's base earnings in the specified years, and covered compensation means base compensation with respect to which social security benefits are earned. Retirement benefits become nonforfeitable when a covered employee completes five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

     Total estimated annual retirement benefits for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and C. Wayne Godsey under the Pension Plan, assuming they continue in their current positions at their current levels of compensation and retire at age 65 (or at the present date if older than 65), are $59,443, $70,630, $69,088, $64,308 and $59,278, respectively. The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65. The table reflects the fact that the benefits provided by the Pension Plan's formula are subject to certain limitations under the Internal Revenue Code of 1986, as amended (the "Code").

                                     ESTIMATED ANNUAL PENSION BENEFITS
   ANNUAL                             FOR YEARS OF SERVICES INDICATED
COMPENSATION                  -----------------------------------------------
AT RETIREMENT                 15 YRS.   20 YRS.   25 YRS.   30 YRS.   35 YRS.
-------------                 -------   -------   -------   -------   -------
  $150,000..................  $30,498   $36,326   $40,733   $42,010   $42,766
   200,000..................   41,397    49,411    55,532    57,479    58,731
   250,000..................   45,802    61,070    70,330    72,947    74,696
   300,000..................   45,802    61,070    76,337    87,604    90,661
   350,000..................   45,802    61,070    76,337    87,604    98,872
   400,000..................   45,802    61,070    76,337    87,604    98,872
   450,000..................   45,802    61,070    76,337    87,604    98,872
   500,000..................   45,802    61,070    76,337    87,604    98,872

---------------
This table reflects the fact that the benefit provided by the Pension Plan's formula is subject to certain constraints under the Internal Revenue Code. For 1997, the maximum annual benefit is $125,000 under Code Section 415. Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 1997 is $160,000. These dollar limits are subject to cost of living increases in future years.

     Supplemental Executive Benefit Pension Plan. In 1986, the Board of Directors of the Company adopted an unfunded Supplemental Executive Benefit Pension Plan (the "Supplemental Plan") to provide supplemental retirement benefits to such executive officers and highly compensated employees of the Company as are selected from time to time by the Board of Directors. The Supplemental Plan will provide an annual retirement benefit equal to 40% of the executive's final three-year average compensation (proportionally reduced for service under 25 years), less the amounts payable under any qualified defined benefit pension plans (including the Pension Plan) or defined contribution plan (exclusive of employee contributions and earnings thereon) maintained by the Company. The Supplemental Plan also provides for retirement benefits in reduced amounts in the event of early retirement between ages 55 and 65 after ten years of service and for a surviving spouses's benefit (equal to one-half of the benefit otherwise payable) if death occurs while an executive is still employed or after benefits have commenced. The estimated credited years of service for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and C. Wayne Godsey under the Supplemental Plan are 36 years, 35 years, 21 years, 25 years and 9 years, respectively. See "Employment and Other Agreements" for a description of the Company's individual supplemental retirement arrangements with Glenn A. Christopher.

     The following table shows the estimated annual pension benefits payable, inclusive of amounts payable under the Pension Plan and defined contribution plan (exclusive of employee contributions and earnings thereon), to persons retiring at age 65 in the specified compensation and years-of-service classifications. The Supplemental Plan benefit is the difference between the total benefit shown in the following table and the amounts payable under the Pension Plan and defined contribution plan (exclusive of employee contributions and earnings thereon). Total estimated annual retirement benefits for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and C. Wayne Godsey under the Supplemental Plan, assuming they continue in their current positions at their current levels of compensation and retire at 65 (or at the present date if older than 65), are $398,709, $151,874, $91,072, $84,703 and
$44,313, respectively.

                                 ESTIMATED ANNUAL PENSION BENEFITS
FINAL THREE-                       FOR YEARS OF SERVICE INDICATED
YEAR AVERAGE            ----------------------------------------------------
COMPENSATION            15 YRS.    20 YRS.    25 YRS.    30 YRS.    35 YRS.
------------            --------   --------   --------   --------   --------
  $150,000............  $ 36,000   $ 48,000   $ 60,000   $ 60,000   $ 60,000
   200,000............    48,000     64,000     80,000     80,000     80,000
   250,000............    60,000     80,000    100,000    100,000    100,000
   300,000............    72,000     96,000    120,000    120,000    120,000
   350,000............    84,000    112,000    140,000    140,000    140,000
   400,000............    96,000    128,000    160,000    160,000    160,000
   450,000............   108,000    144,000    180,000    180,000    180,000
   500,000............   120,000    160,000    200,000    200,000    200,000

     Pulitzer Retirement Savings Plan. The Company also maintains the Pulitzer Retirement Savings Plan (the "Retirement Savings Plan") for the benefit of employees of the Company and certain subsidiaries. The Retirement Savings Plan is intended to be a qualified plan under Section 401(a) of the Code, and contains a qualified cash or deferred arrangement as described under Section 401(k) of the Code. The Retirement Savings Plan is funded through the Company's contributions and participating employees' elective 401(k) deferrals. Generally, employees may defer through payroll deductions up to 16% of their regular salary (10% if annual salary equals or exceeds $66,000, subject to adjustment each year), but not more than the annual 401(k) limit which, for 1997, is $9,500. The Company's executive officers receive a 50% match of employee elective deferrals up to a maximum of 2% of covered compensation plus $40 per month ($50 per month effective January 1, 1997).

     The Company's contributions under the Retirement Savings Plan for the accounts of the five most highly compensated executive officers of the Company are included in the amount of cash compensation set forth opposite their names on the Summary Compensation Table set forth on page 13.

     Pulitzer Publishing Company 1997 Employee Stock Purchase Plan. In 1997, the Company's Board of Directors adopted, subject to stockholder approval, the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan. See "Proposal to Approve the Adoption of the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan" for information concerning this Plan.

     Split Dollar Life Insurance Plans. In December 1996, the Company established so-called split dollar life insurance plans (the "Split Dollar Plans") for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV and Ronald H. Ridgway. Pursuant to the Split Dollar Plans, the Company will make annual premium payments on behalf of such executives in the aggregate annual amount of approximately $793,000 for 11 years and an amount of approximately $418,000 for the next year. These projected premium amounts assume an underlying investment return of 8% per annum and are based on the current mortality and expense charges of the underwriting insurance company. Upon an executive's death, the Company will receive the greater of the cash value or the cumulative premium outlay with respect to his Split Dollar Plan and his beneficiary will receive the death benefit only. The Split Dollar Plans provide the executives with insurance benefits at a lower cost than if the insurance was purchased by each executive individually.

     Other Insurance Benefits. In 1986, the Board of Directors adopted an insurance benefit program for certain of its executive officers and key employees to provide group life, accidental death and dismemberment and long-term disability insurance coverage in addition to the nondiscriminatory group life and accidental death and dismemberment insurance coverage maintained by the Company for all its employees. The group life insurance benefit was increased to equal 1 1/2 times the executive's total annual compensation, but in no event may it exceed $250,000. Upon retirement, the group life insurance coverage is reduced to $50,000. The accidental death and dismemberment coverage equals the amount of the group life insurance benefit and terminates upon retirement.

     Long-term disability insurance coverage was instituted to provide a salary replacement equal to 60% of total compensation, subject to a maximum monthly benefit payment of $10,000. Benefits are payable after the ninetieth day of total disability and continue for the duration of the disability or until age
65. Executives who become disabled after age 60 are entitled to reduced benefits. Benefits are integrated with other sources of disability income, such as Social Security Disability Income.

     Employment and Other Agreements. The Company has an employment agreement with Michael E. Pulitzer which provided for a base salary of $850,000 per annum effective January 1, 1996. The agreement has a one-year term and provides for automatic successive one-year terms with payment of such base salary as shall be mutually agreed by Michael E. Pulitzer and the Company, unless notice is given by either party to the contrary. The employment agreement was renewed for 1997, providing for a base salary of $920,000 per annum. In order to lessen the likelihood that compensation payable to Mr. Pulitzer will not be deductible by the Company, Mr. Pulitzer has agreed to defer the payment to him of compensation in excess of $1 million. For the 1996 fiscal year, this amount was $451,331. The deferred compensation is an unsecured obligation of the Company, bears interest at an annual rate equal to the one-year treasury rate at the beginning of each year (commencing January 1, 1995), and, unless such amount can be paid earlier without the loss of deduction by the Company, such amount will be paid to Mr. Pulitzer on the first day of the calendar year next following the date of the termination of Mr. Pulitzer's employment.

     The Company has a consulting agreement and two supplemental retirement benefit agreements with Glenn A. Christopher. The consulting agreement, as amended and effective May 1, 1993 (the "Consulting Agreement"), provided for the payment of $25,000 for the period of May 1, 1993 through April 30, 1996 in respect of consulting services provided by him to the Company. The first supplemental retirement benefit agreement, dated June 5, 1984 (the "First Supplemental Agreement"), provides for a supplemental retirement benefit of $100,000 (plus interest thereon at an annual rate of 120 basis points below the interest rate on the first business day of the year of the U.S. Government 12% Treasury Bond maturing in August of 2013) to be paid to Mr. Christopher in 180 monthly installments following the termination of his employment with the Company. The Company and Mr. Christopher agreed in the Consulting Agreement to defer the payment of the benefits to which Mr. Christopher is entitled under the First Supplemental Agreement until such date as mutually agreed by them, and they have agreed that payment of benefits will commence May 1, 1997. The second supplemental retirement benefit agreement, dated October 26, 1984 (the "Second Supplemental Agreement"), provides for an annual supplemental retirement benefit equal to $90,000 to be reduced to $45,000 upon his death, so long as his wife shall survive him. All such payments, however, are to be reduced by $52,986 received by Mr. Christopher or by $26,493 to be received by his wife, if she survives him, under the Joseph Pulitzer Pension Plan. Payments to Mr. Christopher commenced under the Second Supplemental Agreement following his termination of employment with the Company on August 31, 1988.

                            STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
(PULITZER, S&P 500, S&P PUBLISHING (NEWSPAPERS) INDEX, S&P BROADCAST (TV, RADIO,
                                 CABLE) INDEX)

                          PULITZER PUBLISHING COMPANY
                          RELATIVE MARKET PERFORMANCE
                             TOTAL RETURN 1991-1996

         MEASUREMENT PERIOD                PULITZER          S&P 500          PUBLISHING        BROADCAST
        (FISCAL YEAR COVERED)             PUBLISHING          INDEX          (NEWSPAPER)-          (TV,
                                                                                 500          RADIO,CABLE)-
                                                                                                   500
DEC91                                            100.00            100.00            100.00            100.00
DEC92                                            158.04            107.62            111.83            121.73
DEC93                                            183.82            118.46            129.52            170.76
DEC94                                            208.91            120.03            119.65            158.55
DEC95                                            314.86            165.13            150.75            207.55
DEC96                                            412.33            203.05            191.66            170.13

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the S&P 500 Composite, the S&P Publishing (Newspapers) Index and the S&P Broadcast Media Index is based on the stock price or composite index at the end of fiscal 1991.

     The above graph compares the performance of the Company with that of the S&P 500 Companies, the S&P Publishing (Newspapers) Index and the S&P Broadcast (TV, Radio, Cable) Index, with the investment weighted on market capitalization. Companies included in the S&P Publishing-Newspapers Index are: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company and Tribune Company. Companies included in the S&P Broadcast Media Index are: Comcast Corp., Tele-Communications, Inc., and U.S. West Media Group.

      PROPOSAL TO APPROVE THE ADOPTION OF THE PULITZER PUBLISHING COMPANY
                       1997 EMPLOYEE STOCK PURCHASE PLAN

     On January 28, 1997, the Company's Board of Directors unanimously adopted the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan (the "Plan"), subject to stockholder approval. The Plan allows eligible employees to authorize payroll deductions for the periodic purchase of the Company's Common Stock ("Common Stock") at a price generally equal to 85% of the Common Stock's fair market value. The Board of Directors believes the Plan will encourage broader stock ownership by employees who might not otherwise own Common Stock and who, as owners of Common Stock, will have a greater incentive to contribute to the profitability and long term growth of the Company.

     The principal features of the Plan are summarized below. This summary is qualified in its entirety by the provisions of the Plan, a copy of which is annexed hereto as Exhibit A.

     In general, all employees of the Company and its subsidiaries are eligible to participate in the Plan after completing at least one year of employment. For this purpose, a subsidiary is any corporation at least 50% of the stock of which is owned directly or indirectly by the Company. Nonemployee directors and employees of noncorporate affiliates are not eligible to participate in the Plan.

     Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 500,000 shares of its Common Stock under the Plan. Shares sold under the Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Plan.

     Participation in the Plan is completely voluntary. Employees who choose to enroll in the Plan must designate the portion of their base cash compensation (limited to 10%) to be withheld during each Plan offering period. Unless changed, an offering period is each three-month calendar quarter. If the Plan is approved by the Company's stockholders, the first offering period will be the calendar quarter beginning July 1, 1997. An employee's payroll deductions will be adjusted downward or refunded to the extent necessary to ensure that he or she will not purchase during any calendar year Common Stock that has a fair market value greater than $25,000 (determined under the rules of the Internal Revenue Service).

     The amount of an employee's payroll deductions under the Plan will be credited to an account maintained in the employee's name. At the end of each offering period, the amount credited to a participant's account will be applied to the purchase of shares of Common Stock from the Company at a price equal to 85% of the fair market value of the Common Stock at that time.

     An employee may elect to terminate his or her participation during an offering period. An employee's participation will automatically terminate upon the termination for any reason of his or her employment with the Company and its subsidiaries. Upon termination of participation, payroll deductions will cease and the amount credited to the participant's account (representing previous uninvested payroll deductions) will be paid in cash to the participant (or the participant's beneficiary). A participant who voluntarily withdraws from the Plan during an offering period may re-enroll for any subsequent offering period for which he or she is an eligible employee.

     The Plan will be administered by the Compensation Committee. Subject to the provisions of the Plan, the Compensation Committee, acting in its sole and absolute discretion, will have full power and authority to construe, interpret and apply the terms of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to stockholder approval in the case of amendments changing the class of persons eligible to participate in the Plan or increasing the number of shares of Common Stock which may be sold under the Plan (other than increases attributable to capital changes in accordance with the provisions of the Plan).

Federal Income Tax Consequences

     The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Amounts withheld from an employee's pay under the Plan constitute ordinary income as if such amounts had been paid outright to the employee. No income is realized by an employee at the end of an offering period when shares of Common Stock are purchased with the amount in the employee's payroll deduction account. Income or loss is realized when shares acquired under the Plan are sold or otherwise disposed of by the employee. In general, if the sale or other distribution occurs more than two years after the beginning of the offering period in which the shares were acquired, then gain realized will be treated as ordinary income in an amount up to 15% of the lesser of (a) the fair market value of the shares at the beginning of the offering period or (b) the fair market value of the shares at the end of the offering period. The balance of the gain, if any, will be treated as long-term capital gain. If the sale or other disposition occurs within said two-year period, then the gain realized will be treated as ordinary income in an amount up to the excess of the fair market value of the shares at the end of the offering period (i.e., when the shares are acquired) in which they were acquired over the purchase price paid for the shares, and the Company will be entitled to a corresponding deduction. The remaining gain, if any, will be treated as capital gain.

     The Plan is not qualified under Section 401(a) of the Code.

     It is not possible at this time to determine who may elect to participate in the Plan. Such election will be made by each eligible participant. Michael E. Pulitzer is not eligible to participate in the Plan.

     The affirmative vote of the holders of a majority of the aggregate voting power of the Company's shares of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required for the adoption of the Proposal.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE PULITZER PUBLISHING COMPANY 1997 EMPLOYEE STOCK PURCHASE PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. Deloitte & Touche LLP has been the independent auditors for the Company and will serve in that capacity for the 1997 fiscal year. The Board of Directors will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from the stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 5, 1997, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          JAMES V. MALONEY
                                          Secretary

Dated: March 26, 1997

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER PUBLISHING COMPANY, ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

                                                                       EXHIBIT A

                          PULITZER PUBLISHING COMPANY
                       1997 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Plan is to provide eligible employees of the Company and its Subsidiaries with a convenient way to acquire shares of the Company's Common Stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code, and the Plan will be interpreted and construed accordingly.

     2. Definitions. Wherever used herein, the masculine includes the feminine, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context.

          (a) "Account" means the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as it now exists and is hereafter amended.

          (d) "Committee" means the administrative committee appointed by the Board to administer the Plan.

          (e) "Common Stock" means the common stock of the Company, $.01 par value per share.

          (f) "Company" means Pulitzer Publishing Company, a Delaware corporation, and any successor corporation.

          (g) "Compensation" means the base cash compensation paid by the Company or a Subsidiary to a Participant which is required to be reported as wages on the Participant's Form W-2, including such additional amounts which are not includable in gross income by reason of Sections 125, 402(e) or 402(h)(1)(B) of the Code, and excluding any bonuses, overtime pay, expense allowances and other irregular payments (except commissions).

          (h) "Employee" means an individual who performs services for the Company or a Subsidiary in an employer-employee relationship. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

          (i) "Enrollment Date" means the first day of an Offering Period.

          (j) "Exercise Date" means the last business day of an Offering Period.

          (k) "Fair Market Value" means the closing sale price per share of the Common Stock as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale on such date, on the next preceding date.

          (l) "Offering Period" means the calendar quarter beginning July 1, 1997 and each calendar quarter thereafter; provided, however, that the Committee shall have the power to change the duration of Offering Periods and the commencement dates thereof without stockholder approval if such change is announced to Employees at least five days prior to the scheduled beginning of the first Offering Period resulting from such change.

          (m) "Participant" means any Employee for whom an Account is maintained under the Plan.

          (n) "Subsidiary" means a corporation 50% or more of the total combined voting power of which is owned directly or indirectly by the Company as described in Section 424(f) of the Code.

     3. Stock Subject to the Plan. Subject to the provisions of Section 11 hereof, the Company may issue and sell a total of 500,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder.

     4. Administration. The Plan will be administered by a committee consisting of at least two directors appointed by and serving at the pleasure of the Board. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or of a Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

     5. Eligibility and Enrollment. An Employee will be eligible to become a Participant in the Plan on the Enrollment Date coincident with or next following the date he or she completes one year of employment with the Company or a Subsidiary. An eligible Employee will become a Participant for an Offering Period by completing a Plan enrollment form authorizing payroll deductions and filing it with the Company prior to the Offering Period. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding any provisions of the Plan to the contrary, no Employee may be granted the right to purchase Common Stock under the Plan if and to the extent that:

          (a) immediately after the grant, such Employee would directly or indirectly own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (determined in accordance with Section 424(d) of the Code); or

          (b) the Employee's right to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or a Subsidiary would accrue at a rate which exceeds $25,000 in fair market value (determined at the time of grant) for each calendar year in which such right is outstanding.

     6. Payroll Deduction. At the time a Participant enrolls in the Plan, he or she must elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election; provided, however, that no more than 10% of a Participant's Compensation may be withheld under the Plan on any pay date, and provided further that the Committee, acting in its discretion and in a uniform and nondiscriminatory manner, may establish a minimum required amount or percentage of Compensation which must be withheld during an Offering Period. All payroll deductions made for a Participant shall be credited to the Participant's Account. Interest shall not accrue on any amounts credited to a Participant's Account. The rate of a Participant's contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant in writing at such time and in such manner as the Committee may prescribe.

     7. Purchase of Shares. On each Exercise Date, the amount credited to a Participant's Account shall be used to purchase a whole number of shares of Common Stock, the number of which will be determined by dividing the amount credited to the Participant's Account by the purchase price per share. Any amount remaining in the Participant's Account will be converted to a fractional share unless the Committee, acting, in its discretion, determines that fractional shares will not be credited to Participants under the Plan, in which event, subject to the Participant's continuing withdrawal right, such amount will be credited to the Participant's Account as of the beginning of the next Offering Period. Subject to Section 11 of the Plan, the purchase price per share will be equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously purchased for all Employees under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares will be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

     8. Discontinuance and Withdrawal of Contributions; Change of Rate of Payroll Deductions.

          (a) Discontinuance or Withdrawal. At any time during an Offering Period, a Participant may notify the Company that he or she wishes to discontinue contributions under the Plan. This notice shall be in writing and shall become effective as soon as practicable following its receipt by the Company. A Participant may elect to withdraw all, but not less than all, of the amount of his or her Account at any time during an Offering Period except on the Exercise Date with respect to that Offering Period. If a withdrawal is made during an Offering Period, no further contributions will be permitted during that Offering Period by the withdrawing Participant.

          (b) Withholding Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable after the Company's receipt of the new enrollment form.

     9. Termination of Employment. Any Participant whose employment with the Company and its Subsidiaries is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant's Account during the Offering Period will be returned to the Participant or, in the case of a deceased Participant, to the Participant's beneficiary, as soon as practicable after the Participant's termination of employment.

     10. Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for if all or a portion of the purchase price is being paid in installments). The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     11. Capital Changes, Reorganization, Sale.

          (a) Adjustments Upon Changes in Capitalization. The number and class of shares of Common Stock which may be issued under the Plan, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

          (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant will be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant's Account which is not used to purchase Common Stock before the Exchange Transaction will be distributed to the Participant. Notwithstanding the preceding sentence, if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock will be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis.

          (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

          (d) Fractional Shares. In the event of any adjustment in the number of shares of Common Stock covered by any right pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such right will cover only the number of full shares of Common Stock resulting from the adjustment.

          (e) Determination of Board to be Final. All adjustments under this
     Section 11 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     12. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however, that, except as otherwise provided in Section 11 hereof, any amendment which would increase the aggregate number of shares of Common Stock which may be issued under the Plan or modify the class of persons eligible to participate in the Plan shall be subject to the approval of the Company's stockholders.

     13. Transferability. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant's lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant's Account in the event of the Participant's death during an Offering Period. A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant's death, the Participant's estate will be deemed to be his or her designated beneficiary.

     14. No Rights Conferred. Nothing contained in the Plan shall be deemed to give any individual any right to be retained in the service or employ of the Company and its Subsidiaries or to interfere with the right of the Company and its Subsidiaries to discharge him or her at any time.

     15. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     16. Legal Requirements. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     17. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

     18. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

     19. Stockholder Approval. The Plan shall be effective upon its adoption by the Board, subject to approval by the stockholders of the Company within twelve months from the date of adoption by the Board.

                         PULITZER PUBLISHING COMPANY
            THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 1997

P   Michael E. Pulitzer and David E. Moore, and each of them, as the true and
R   lawful attorneys, agents and proxies of the undersigned, with full power of
O   substitution, are hereby authorized to represent and to vote, as
X   designated below, all shares of Common Stock of Pultizer Publishing Company
Y held of record by the undersigned on March 7, 1997 at the Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on April 24, 1997, at the Missouri Botanical Garden, Shoenberg Auditorium, 4344 Shaw Boulevard, St. Louis, Missouri 63110 and at any adjournment thereof.
    Any and all proxies heretofore given are hereby revoked.

    Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

    The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE SIDE

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW AND "FOR" PROPOSAL(S) 2 AND 3.

                                 FOR        WITHHELD

1.  Election of Directors                            Nominess:
                                                     Michael E. Pulitzer
                                                     Ronald H. Ridgway
                                                     William Bush

For, except vote withheld from the following nominee(s):

_______________________________________________________

                                                   FOR       AGAINST     ABSTAIN


2.  Approval of proposal to adopt the
    Pulitzer Publishing Company 1997
    Employee Stock Purchase Plan.

3.  Ratification of the Appointment of
    Deloitte & Touche LLP as Independent
    Auditors of the Company for the
    1997 Fiscal Year.






SIGNATURE(S) _____________________________________  DATE _____________

NOTE:  Please sign exactly as name appears hereon.
       Each joint owner should sign.
       Executors, administrators, trustees, etc., should give full title.